Exhibit 99.1

PRESS RELEASE

For further information contact:                            FOR IMMEDIATE RELEASE
Joseph M. Murphy
President and CEO
(207) 288-3314

Bar Harbor Bankshares Announces Quarterly Cash Dividend Increase

Bar Harbor, Maine (January 22, 2008) – Bar Harbor Bankshares (AMEX:BHB), today announced that its Board of Directors has declared a cash dividend of 25.0 cents per share of common stock for the quarter ended December 31, 2007, representing an increase of 1.5 cents per share, or 6.4% compared with the dividend paid for the same quarter last year. The quarterly cash dividend will be payable to all shareholders of record as of the close of business February 15, 2008, and will be paid on March 15, 2008.

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with twelve branch office locations serving Downeast and Midcoast Maine.

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